Exhibit 99

January 23, 2006, 6:00PM (EST) investor conference call

Ladies and Gentlemen, I thank you for taking the time to join me in this call. I would like to introduce myself as Kenneth Min, President of RS Group of Companies. Unfortunately John Hamilton is not able to join me as he is currently tied up in closing a deal.

Due to the complexities of Sarbannes Oxley and that I do not have legal representation, on advice of counsel we have changed the format to be listen only. For direct inquiries to questions that are not covered in the call, I ask that you forward them to IR@RSGC.com.

This conference call will include forward-looking statements. The forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially. For a more detailed discussion of these risks and uncertainties, see the text under the heading “Cautionary Statements Regarding Future Results of Operations'' in Item 2 of RS Group's most recent Quarterly Report on Form 10-QSB filed with the SEC on November 14, 2005. The statements made during this conference call are made only as of the date hereof and RS Group undertakes no obligation to update the forward looking statements to reflect subsequent events or circumstances.

For those of you who are new to RS Group, we are a multifaceted organization with business areas which includes RentShield, Value Guaranteed Vacations and other brokerage business.

RentShield is our proprietary program primarily designed to protect the landlord from non-payment of their rent from tenants. This is not a new program but originally introduced in Finland and now enjoys success in other countries such as the United Kingdom, Australia and New Zealand. Over the course of the past 2 years, we have had limited success with this program. Initially we targeted the large landlords in the US, however, we have found that those organizations are too entrenched in their current processes to adopt this program. They would have to unravel many of their existing operations. However, smaller operators view the program as very positive but logistically speaking, it has been too expensive to market to this segment of the industry. There are too many local associations at the state level and below to efficiently market to them. Those associations have also been a hit and miss with landlord participation. Some associations are mostly comprised of suppliers and so offer very little us in reaching the smaller operators. Therefore we have initiated discussions with a UK operator providing a similar program as RentShield to leverage their experience and expertise in offering this program. At this time, I can only say that we have talked about some form of Joint Venture arrangement. Also based on discussions with landlords, we are also looking at a commercial version of this program. If we cannot revitalize this program, we will be looking to close its operations and not expend any more money but rather focus on Value Guaranteed Vacations.

Value Guaranteed Vacations has been one of the great successes for this company. This is a program designed to offer a timeshare purchaser an exit strategy at 10, 15 and 20 years after their purchase if they are unhappy with their timeshare purchase. For example, a $10,000 timeshare today without the VGV program would cost $13,000 with the VGV program. If the consumer decides to make a call on their option, they would receive $10,000 back in 10, 15 or 20 years. Our biggest challenges on this program have been the regulatory hurdles which we are successfully overcoming. Currently to date, we have received regulatory approval from the Departments of Real Estate for the states of Arizona and Hawaii. We have also received letters from the insurance departments of New York and Florida acknowledging that the VGV structure is not insurance. This is significant as we only have 1 regulatory body in each state to file with rather than 2.

We have successfully launched the VGV program in Ontario, Canada, Arizona and Hawaii. Moving forward we are working closely with Island One for their regulatory approval in Florida, which represents a significant percentage of the timeshare market and home to many of the developers.

One of the reasons we have not signed any new developers is that we were in discussions with a significant player in the timeshare market for them to partner with us. However, unbeknownst to us they are undergoing a major organizational restructuring which was announced just last quarter. Therefore we have made the decision to move forward in our sales initiatives with VGV. As a matter of interest, VGV will be attending the American Resort Developers Association conference this March.

Our brokerage business has had some good success this year. CIL has significantly increased its revenue in the last year and continues to grow. Our other one-off brokerage and financing activities have also increased. The most recent transaction was working with Strategy in their $100M equity investment. Through our VGV contacts we will also be working with the developers to restructure and refinance their receivables which are in the hundreds of millions.

Finally with regards to the merger, we have recently filed our 8-K with the SEC outlining our intent to merge. We have also received Board approval to move forward. At this point in time, the process will be

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SEC proxy filing and once approved, it will be mailed to you.

John Hamilton will withhold his votes on the merger to allow the minority shareholders to decide. At this time, the management structure has not been settled as to the merged entity. I can tell you at this time that John will be the Chairman of the Board.

This has been quite a tumultuous year for this company. However, with the recapitalization of Strategy and the progress made by VGV, I am very optimistic about the future with the new merged entity. In my on going meetings with Strategy’s management, I am seeing a great deal of business from an insurance standpoint that can be written. VGV is destined to be successful as we have now found our groove. We are also beginning to realize the synergy with Strategy and VGV in that we are finding other opportunities to provide other insurance to the timeshare industry.

That concludes the call at this time.

If there any questions that remain un-answered, please forward them to IR@RSGC.COM. We will make every effort to respond in a timely manner.

I thank you for taking the time to join me in this call.